Exhibit 5.2

[LETTERHEAD OF FROST BROWN TODD LLC]

W. H. JEFFERSON IV jjefferson@fbtlaw.com (859) 244-3266

April 14, 2004

Tempur-Pedic, Inc.

Tempur-Medical, Inc.

Tempur-Pedic, Direct Response, Inc.

c/o Tempur World, Inc.

1713 Jaggie Fox Way

Lexington, KY 40511-2512

Re:	Registration Statement on Form S-4 Under the Securities Act of 1933, As Amended (File No. 333-109054)

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Kentucky to Tempur-Pedic, Inc., a Kentucky corporation (“TPI”), Tempur-Medical, Inc., a Kentucky corporation (“TMI”), and Tempur-Pedic, Direct Response, Inc., a Kentucky corporation (“TPDR”) (TPI, TMI, and TPDR are, collectively, the “Kentucky Tempur Parties”) in connection with the Registration Statement on Form S-4 (File No. 333-109054), as amended (the “Registration Statement”), filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) $97,500,000 aggregate principal amount of 10.25% Senior Subordinated Notes due 2010 (the “Exchange Notes”) of TPI and Tempur Production USA, Inc., a Virginia corporation (“TPUSA” and together with TPI, the “Issuers”), issued in exchange for an equal aggregate principal amount of the outstanding 10.25% Senior Subordinated Notes due 2010 of the Issuers and (ii) the guarantees by TMI and TPDR of the Exchange Notes (the “Note Guarantees”). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Purchase Agreement for 10.25% Senior Subordinated Notes due 2010, dated as of August 8, 2003, by and among TPI, TPUSA, the Guarantors (as defined therein) and the Initial Purchasers (as defined therein).

The Exchange Notes and the Note Guarantees are to be issued pursuant to an Indenture, dated as of August 15, 2003 (the “Indenture”), by and among the Issuers, the registrant guarantors listed on the signature pages thereto, and Wells Fargo Bank Minnesota, National Association, as the trustee thereunder (the “Trustee”).

In rendering the opinions set forth herein, we have examined:

(i) the articles of incorporation and bylaws of the Kentucky Tempur Parties;

(ii) resolutions of the boards of directors of the Kentucky Tempur Parties with respect to the transactions referred to herein;

(iii) the Indenture;

(iv) the Exchange Notes;

(v) the Note Guarantees; and

(vi) such other agreements, instruments and documents, and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. Additionally, we have examined originals or copies, certified to our satisfaction, of certificates of public officials and officers and representatives of the Companies and the Guarantors and we have made such inquiries of officers and representatives of the Companies and the Guarantors as we have deemed relevant or necessary, as the basis for the opinions set forth herein. For purposes of our opinion, the documents listed in clauses (iii) to and including (v) are hereinafter referred to collectively as the “Transaction Documents.”

In rendering the opinions expressed below, we have, with your consent, assumed that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine, all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents. Additionally, we have, with your consent, assumed the following:

(a) the accuracy and completeness of all certificates and other statements, documents and records reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Transaction Documents, with respect to the factual matters set forth therein;

(b) all parties to the documents reviewed by us (other than the Companies and the Guarantors) have full power and authority to execute, deliver and perform their duties under such documents, and such execution, delivery and performance are proper undertakings by such parties, are permitted by applicable law, and are within the scope of their respective enumerated powers, and all such documents have been duly authorized, executed and delivered by such parties, and all of the proceedings and undertakings which are necessary in order for such parties to execute and deliver such documents and perform their duties thereunder have been properly carried out in accordance with the requirements of applicable law;

(c) the Trustee is duly organized, validly existing and in good standing under the laws of all jurisdictions where it is organized, conducting its business or otherwise required to be qualified; and

(d) each Transaction Document constitutes the legal, valid and binding obligation of each party thereto (other than the Companies and the Guarantors) enforceable against such party in accordance with its terms.

As to the Companies and the Guarantors (other than the Kentucky Tempur Parties), we have relied solely on opinion letters of Bingham McCutchen LLP and Wetherington, Melchionna, Terry, Day & Ammar, P.C., with respect to the matters referred to in (b) and (d) of the preceding paragraph.

Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that:

1. The execution, delivery and performance of the Indenture has been duly authorized by all necessary corporate action on the part of each Kentucky Tempur Party.

2. The Indenture has been duly executed by each Kentucky Tempur Party.

3. The issuance of the Exchange Notes has been duly authorized by all necessary corporate action on the part of TPI.

4. The execution, delivery and performance of the Note Guarantees has been duly authorized by all necessary corporate action on the part of TMI and TPDR.

5. The Note Guarantees have been duly executed by TMI and TPDR.

Our opinions are subject to, or qualified by, the following:

A. In rendering our opinions, we have not made any independent review or investigation of facts, and have relied as to factual matters upon those representations and warranties made by the Companies and the Guarantors, as set forth in the Transaction Documents.

B. The opinions contained in this letter are subject to (i) all applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the rights of creditors generally, as well as by limitations imposed upon creditors generally by the constitutions of the United States and the Commonwealth of Kentucky; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, the enforcement of any rights by any person or entity may in all cases be subject to an implied duty of good faith on its part. Accordingly, we express no opinion as to the extent to which any provision may be specifically enforced.

C. We express no opinion as to the organization, existence or good standing of any party to any Transaction Document, and we have relied solely on opinion letters of Bingham McCutchen LLP and Wetherington, Melchionna, Terry, Day & Ammar, P.C. with respect to such matters as they relate to parties other than the Kentucky Tempur Parties.

D. Our opinion that a document has been “duly executed” means only that it has been signed on behalf of a company by a person having authority to bind the company, and does not address whether such execution is valid or sufficient for such purpose under any applicable law (other than Kentucky law).

E. This opinion only speaks to the Kentucky Tempur Parties and to matters addressed herein as of the date hereof. We undertake no duty to update our opinion as laws or facts may change after the date hereof, and we make no representation regarding the sufficiency of this opinion for your purposes.

F. We are admitted to practice in the Commonwealth of Kentucky. We express no opinion as to matters under or involving the laws of any jurisdiction other than the internal substantive laws (other than state and local tax, antitrust, blue sky and securities laws, as to which we express no opinion) of the Commonwealth of Kentucky and its political subdivisions.

This opinion is given solely in connection with the transactions contemplated by the Transaction Documents. We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

FROST BROWN TODD LLC

/S/ W. H. JEFFERSON IV

W. H. Jefferson IV

WHJ/jt